Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Earnings

Whippany, New Jersey, August 9, 2018 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 30, 2018.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year.  Net loss for the third quarter of fiscal 2018 was $16.6 million, or $0.27 per Common Unit, compared to a net loss of $29.7 million, or $0.48 per Common Unit, in the prior year third quarter.  Excluding the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $9.1 million, or 42.5%, to $30.5 million for the third quarter of fiscal 2018.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Building off our solid performance through the first half of fiscal 2018, cooler average temperatures provided a tailwind for customer demand into the early part of the fiscal third quarter. I am extremely proud of the efforts of all our employees – meeting the increased demand with an unwavering commitment to delivering outstanding service to our customers, solid margin management and continued expense control. As a result, we reported an increase of $9.1 million, or 42.5%, in our Adjusted EBITDA for the third quarter of fiscal 2018 and, through the first nine months of the fiscal year, Adjusted EBITDA of nearly $286.0 million was more than $42.0 million, or 17.3%, higher than the comparable prior year period.”

Mr. Stivala concluded, “With the significant improvement in earnings, coupled with repayment of $23.0 million in outstanding borrowings under our revolver from operating cash flows during the quarter, our leverage profile continues to improve and trend closer to our target range of less than 4.0x.  We are very well positioned, both operationally and financially, to continue to pursue our strategic growth initiatives.”

Retail propane gallons sold in the third quarter of fiscal 2018 of 80.5 million gallons increased 3.6% compared to the prior year third quarter. Although weather during the third quarter typically has less of an impact on volumes sold than it does during the heating season, volumes in the third quarter of fiscal 2018 were positively impacted by cooler temperatures, particularly during the month of April.  Average temperatures across all of the Partnership’s service territories (as measured by heating degree days) for the third quarter of fiscal 2018 were 14% cooler than the prior year third quarter, although still 4% warmer than normal.

Revenues in the third quarter of fiscal 2018 of $241.9 million increased $19.0 million, or 8.5%, compared to the prior year third quarter, primarily due to higher propane volumes sold combined with higher retail selling prices associated with higher wholesale product costs.  Average propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 38.8% and 42.0% higher than the prior year third quarter, respectively. Cost of products sold for the third quarter of fiscal 2018 of $95.4 million increased $3.3 million, or 3.6%, compared to the prior year third quarter, primarily due to higher wholesale product costs, and to a lesser extent, higher propane volumes sold. Cost of products sold included a $3.8 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.7 million unrealized (non-cash) loss in the prior year third quarter. These unrealized mark-to-market adjustments are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $112.2 million for the third quarter of fiscal 2018 increased $2.2 million, or 2.0%, compared to the prior year third quarter, primarily due to higher variable operating costs to support higher demand and higher vehicle fuel costs.

Depreciation and amortization expense of $31.3 million decreased $0.6 million, or 1.8%, compared to the prior year third quarter. Net interest expense of $19.5 million increased $1.0 million, or 5.5%, compared to the prior year third quarter, primarily due to the rise in benchmark interest rates. With the increase in Adjusted EBITDA and the debt repayment during the third quarter, the Partnership’s Consolidated Leverage Ratio improved to 4.35x as of June 30, 2018.

During the third quarter of fiscal 2018, the Partnership closed on the acquisition of a well-run propane operation located in a strategic market for a total purchase price of $11.9 million, which was funded with cash.

As previously announced on July 26, 2018, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.60 per Common Unit for the three months ended June 30, 2018.  The distribution is payable on August 14, 2018 to Common Unitholders of record as of August 7, 2018.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through 668 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2017 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 30, 2018 and June 24, 2017

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2018	June 24, 2017	June 30, 2018	June 24, 2017
Revenues
Propane	$205,400	$188,406	$990,344	$843,519
Fuel oil and refined fuels	15,400	12,886	82,414	69,612
Natural gas and electricity	10,403	11,923	43,942	44,229
All other	10,733	9,680	34,795	33,420
	241,936	222,895	1,151,495	990,780

Costs and expenses
Cost of products sold	95,392	92,094	507,223	402,726
Operating	97,519	97,070	310,132	306,839
General and administrative	14,705	12,968	49,685	40,179
Depreciation and amortization	31,259	31,825	94,593	95,756
	238,875	233,957	961,633	845,500
Loss on sale of business	—	—	4,823	—
Operating income (loss)	3,061	(11,062)	185,039	145,280
Loss on debt extinguishment	—	—	—	1,567
Interest expense, net	19,512	18,502	58,428	54,820

(Loss) income before provision for (benefit from) income taxes	(16,451)	(29,564)	126,611	88,893
Provision for (benefit from) income taxes	144	152	(749)	308

Net (loss) income	$(16,595)	$(29,716)	$127,360	$88,585

Net (loss) income per Common Unit - basic	$(0.27)	$(0.48)	$2.07	$1.45
Weighted average number of Common Units outstanding - basic	61,598	61,290	61,542	61,227

Net income per Common Unit - diluted	$(0.27)	$(0.48)	$2.06	$1.44
Weighted average number of Common Units outstanding - diluted	61,598	61,290	61,780	61,410

Supplemental Information:
EBITDA (a)	$34,320	$20,763	$279,632	$239,469
Adjusted EBITDA (a)	$30,514	$21,418	$285,876	$243,744
Retail gallons sold:
Propane	80,491	77,712	375,201	350,188
Refined fuels	5,138	5,243	27,905	27,251
Capital expenditures:
Maintenance	$2,185	$2,299	$10,071	$8,429
Growth	$5,509	$2,500	$15,776	$13,575

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 30, 2018	June 24, 2017	June 30, 2018	June 24, 2017
Net (loss) income	$(16,595)	$(29,716)	$127,360	$88,585
Add:
Provision for (benefit from) income taxes	144	152	(749)	308
Interest expense, net	19,512	18,502	58,428	54,820
Depreciation and amortization	31,259	31,825	94,593	95,756
EBITDA	34,320	20,763	279,632	239,469
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(3,806)	655	1,421	2,708
Loss on debt extinguishment	—	—	—	1,567
Loss on sale of business	—	—	4,823	—
Adjusted EBITDA	$30,514	$21,418	$285,876	$243,744

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.